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EXHIBIT 12

TYCO INTERNATIONAL LTD.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

        The ratio of earnings to fixed charges for the six months ended March 31, 2003, was computed based on Tyco's Quarterly Report on Amendment No. 1 on Form 10-Q/A filed on July 29, 2003. The ratio of earnings to fixed charges for the years ended September 30, 2002, 2001, 2000, 1999 and 1998 was computed based on Tyco's historical consolidated financial statements included in Tyco's Annual Report on Amendment No. 2 on Form 10-K/A for the fiscal year ended September 30, 2002 filed on July 29, 2003.

	Six Months Ended March 31,	Year Ended September 30,
	2003	2002	2001	2000	1999	1998
Earnings:
Income (loss) from continuing operations	$690.2	$(2,838.2)	$3,894.9	$4,318.5	$873.7	$1,117.0
Income taxes	392.3	208.1	1,172.3	1,850.9	562.4	518.1
Minority interest	1.7	1.4	47.5	18.7	—	—

	1,084.2	(2,628.7)	5,114.7	6,188.1	1,436.1	1,635.1

Fixed Charges:
Interest expense(2)	588.8	1,077.0	904.8	844.8	547.1	307.9
Capitalized interest(3)	25.2	100.1	76.3	10.8	—	—
Rentals(4)	141.5	283.0	211.6	147.6	127.0	110.6

	755.5	1,460.1	1,192.7	1,003.2	674.1	418.5

Capitalized interest(3)	(24.1)	(97.6)	(74.2)	(9.2)	—	—
Income from continuing operations before income taxes, minority interest and fixed charges	$1,815.6	$(1,266.2)	$6,233.2	$7,182.1	$2,110.2	$2,053.6

Ratio of earnings to fixed charges(6)	2.40	—(6)	5.23	7.16	3.13	4.91

(1)
On April 2, 1999 and October 1, 1998, Tyco consummated mergers with AMP Incorporated and United States Surgical Corporation, respectively. Each of the merger transactions qualified for the pooling of interests method of accounting. As such, the ratios of earnings to fixed charges presented above include the effect of these mergers.

(2)
Interest expense consists of interest on indebtedness, amortization of debt expense and minority expense related to Tyco's mandatorily redeemable preferred securities.

(3)
Capitalized interest consists of the amount capitalized net of amoritization of capitalized interest.

(4)
One-third of net rental expense is deemed representative of the interest factor.

(5)
Earnings for the six months ended March 31, 2003, and for the years ended September 30, 2002, 2001, 2000, 1999 and 1998 include merger, restructuring and other (credits) charges of $(76.2) million, $1874.7 million, $585.3 million, $176.3 million, $1,035.2 million and $256.9 million, respectively. Earnings also include charges for the impairment of long-lived assets of $87.2 million, $3,309.5 million, $120.1 million, $99.0 million and $507.5 million in the six months ended March 31, 2003 and for the years ended September 30, 2002, 2001, 2000 and 1999, respectively. Earnings for the year ended September 30, 2002 include charges for the impairment of goodwill of $1,343.7 million. Earnings also include charges for the write-off of purchased-in-process research and development of $17.8 million and $184.3 million in the years ended September 30, 2002 and 2001, respectively. Earnings for the years ended September 30, 2001 and 2000 include a gain on the sale of common shares of a subsidiary of $24.5 million and $1,760.0 million, respectively. Earnings for the six months ended March 31, 2003, and for the years ended September 30, 2002, 2001, 2000, 1999 and 1998 also include a gain (loss) relating to the early retirement of debt of $24.1 million, $30.6 million, $(26.3) million, $(0.3) million, $(63.7) million, $(3.6) million, respectively. Earnings for the six months ended March 31, 2003 include $84.1 million loss on investments. Earnings also include a loss on investments of $270.8 million and $133.8 million in the years ended September 30, 2002 and 2001, respectively. Earnings for the years ended September 30, 2002 and 2001 include a $23.6 million and $410.4 million net gain on the sale of businesses, respectively.

(6)
Earnings were insufficient to cover fixed charges by $2,628.7 million in the year ended September 30, 2002.

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  EXHIBIT 12
TYCO INTERNATIONAL LTD. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)